Exhibit 4.3

CERTIFICATE OF DETERMINATION

OF

SERIES C NON-VOTING CONVERTIBLE REDEEMABLE PREFERRED STOCK

OF

MISSION COMMUNITY BANCORP

a California corporation

                The undersigned, Anita M. Robinson and Roxanne M. Carr, hereby certify that:

                A.   They are the duly elected and acting President and Secretary, respectively, of Mission Community Bancorp, a California corporation (the “Company”).

                B.   The authorized number of shares of preferred stock is 1,000,000.  The number of shares of Series A Non-Voting Convertible Redeemable Preferred Stock is 100,000, all of which has been issued.  The number of shares of Series B Non-Voting Preferred Stock is 20,500 all of which have been issued.  The number of shares of Series C Non-Voting Convertible Redeemable Preferred Stock is 50,000, none of which has been issued.

                C. Pursuant to authority given by said Company’s Articles of Incorporation, the Board of Directors of the Company duly has adopted the following recitals and resolutions:

“WHEREAS, the Articles of Incorporation of the Company authorize a class of preferred stock comprising 1,000,000 shares issuable from time to time in one or more series; and

WHEREAS, the Board of Directors of the Company is authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock including but not limited to the dividends rights, dividend rates, conversion rights, voting rights, and the liquidation preferences, and the number of shares constituting any such series and the designation thereof, or any of them; and

WHEREAS, the Company heretofore has not designated any series of preferred stock, except for the 100,000 shares of Series A Non-Voting Convertible Redeemable Preferred Stock and except for the 20,500 shares of Series B Non-Voting Preferred Stock and it is the desire of the Board of Directors of the Company, pursuant to its authority as aforesaid, to fix the rights, preferences, privileges and restrictions and other matters relating to Series C Non-Voting Convertible Redeemable Preferred Stock and the number of shares constituting such series;

NOW, THEREFORE, BE IT HEREBY RESOLVED, that the Board of Directors of the Company hereby fixes and determines the designation of, the number of shares constituting, and the rights, preferences, privileges and restrictions relating to, this series of preferred stock as follows:

                1. DESIGNATION AND NUMBER OF SHARES. This series of Preferred Stock shall be designated “Series C Non-Voting Convertible Redeemable Preferred Stock” (the “Series C

Preferred Stock”), and the number of shares which shall constitute such series shall be 50,000. The stated value of the Series C Preferred Stock shall be $10.00 per share.

                2. VOTING RIGHTS. The holders of Series C Preferred Stock shall not, by virtue of their ownership thereof, be entitled to vote on any matter, except as otherwise required by the California Corporations Code.

                3. REDEMPTION.

                                (a) Subject to the receipt of any required regulatory approval, the Series C Preferred Stock shall be automatically redeemable, in whole or in part, at any time upon the request of the holder of the Series C Preferred Stock, in cash at the price of $10.00 per share, without further action on the part of the Company, upon and after a finding by the Community Development Financial Institutions Fund (“CDFI”), or its successor agency or entity, that the Company is in default under any Community Development Financial Institutions Program Assistance Agreement for Equity Investments in Regulated Institutions, or any successor agreement, to which the Company is a party or by which it is bound.

                                (b) No sinking fund will be established for the redemption of shares of the Series C Preferred Stock.

                4. DIVIDENDS.

                                (a) No dividend (except a dividend payable solely in Common Stock of the Company) shall be paid to the holders of Common Stock at any time unless concurrently dividends are paid or declared and set apart for payment with respect to all outstanding shares of the Series C Preferred Stock in an amount for each share of Series C Preferred Stock equal to the amount of the dividend that would be payable on the shares of Common Stock. The Series C Preferred Stock shall not be entitled to any fixed rate of return.

                                (b) No dividend shall be paid or declared and set apart for payment on the Series C Preferred Stock unless full dividends (which shall be cumulative with respect to shares of Prior Stock [as hereinafter defined] which by their terms bear cumulative dividends from the date from and after which dividends thereon are cumulative) have been or contemporaneously are paid or declared and set apart for payment on all Prior Stock. No dividend shall be paid or declared and set apart for payment on the Series C Preferred Stock to the exclusion of any Parity Stock (as hereinafter defined).

                5. LIQUIDATION.

                                (a) In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Series C Preferred Stock shall not be entitled to receive, from any of the assets or surplus funds of the Company legally available for distribution, any payment or distribution until payment in full of all preferential amounts provided for in Prior Stock of the Company.

                                (b) In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, after all creditors of the Company shall have been paid in full and holders of Prior Stock shall have received payment in full of the preferential amounts to which they are entitled, the holders of the Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company legally available for distribution to the holders of the Common Stock or any Junior Stock, the amount of $10.00 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus all declared but unpaid dividends on such shares. If the assets and funds available for distribution to the holders of the Series C Preferred Stock and any Parity Stock shall be insufficient to pay the stated preferential amounts in full, then the entire assets and funds of the Company legally available for distribution shall be distributed to the holders of the Series C Preferred Stock and the Parity Stock in proportion to the preferential amount each such holders is otherwise entitled to receive.

                                (c) After payment in full of the preferential amounts to the holders of the Series C Preferred Stock, any Prior Stock, any Parity Stock and any Junior Stock, the holders of the Common Stock shall be entitled to receive the amount of $10.00 per share (as adjusted for any stock dividends, combination or splits with respect to such shares), plus all declared but unpaid dividends on such shares. If the assets and funds available for distribution to the holders of the Common Stock shall be insufficient to pay the stated preferential amount in full, then the entire remaining assets and funds of the Company legally available for distribution shall be distributed ratably to the holders of the Common Stock.

                                (d) After payment in full of the preferential amounts has made to the holders of the Series C Preferred Stock, any Prior Stock, any Parity Stock, any Junior Stock and the Common Stock as set forth above, all remaining assets of the Company legally available for distribution shall be distributed ratably among holders of the Common Stock and the Series C Preferred Stock and any Parity Stock in proportion to the number of shares of Common Stock held by them and issuable upon conversion of the Series C Stock and Parity Stock held by them.

                                (e) For purposes of this Paragraph 5, a liquidation, dissolution or winding up of the Company shall be deemed to include the Company’s sale of all or substantially all of its assets. Neither the purchase nor redemption by the Company of shares of any class of stock in any manner permitted by the articles of incorporation or California law, nor the merger or consolidation of the Company with or into any other corporation or corporations, shall be deemed to be a liquidation, dissolution or winding up of the Company for the purposes of this Paragraph 5.

                6. CONVERSION.

                The holders of the Series C Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

                                (a) RIGHT TO CONVERT. Each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time at or after the sale, transfer or other disposition (whether or not for value) by CDFI (other than to an affiliate of CDFI) of such shares of Series C Preferred Stock, at the office of the Company or any transfer agent for such stock into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $10.00 by the then effective Conversion Price. The initial Series C Preferred Stock Conversion Price is $10.00. The Conversion Price is subject to adjustment as provided in this Paragraph 6.

                                (b) MECHANICS OF CONVERSION. No fractional shares of Common Stock shall be issued upon conversion of the Series C Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then fair value of a share. Conversion of the Series C Preferred Stock at the option of the holder shall be effected by delivery, to the office of the Company or to any transfer agent for such shares, of duly endorsed certificates for the shares being converted and of written notice to the Company that the holder elects to convert such shares. Conversion shall be deemed to occur immediately prior to the close of business on the date the shares and notice are delivered. Holders entitled to receive Common Stock upon conversion of Series C Preferred Stock shall be treated for all purposes as the record holders of such shares of Common Stock on the date conversion is deemed to occur. The Company shall not be obligated to issue certificates evidencing shares of Common Stock issuable upon conversion of Series C Preferred Stock unless the certificates evidencing such shares being converted are either delivered to the Company or its transfer agent as provided above, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement, and at the Company’s election provides a surety bond or other security, satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. The Company shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to the holder of the Series C Preferred Stock being converted, a certificate or certificates for the number of shares of Common Stock to which the holder is entitled and a check payable to the holder for any cash due with respect to fractional shares.

                                (c) ADJUSTMENTS OF CONVERSION PRICE FOR CERTAIN DILUTING ISSUES.

                                (i) SPECIAL DEFINITIONS. For purposes of this Paragraph 6, the following definitions shall apply:

                                (1) “OPTIONS” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

                                (2) “ORIGINAL ISSUE DATE” shall mean the date on which the first share of Series C Preferred Stock was issued.

                                (3) “CONVERTIBLE SECURITIES” shall mean instruments of indebtedness or securities convertible into or exchangeable for Common Stock.

                                (4) ADDITIONAL SHARES OF COMMON STOCK shall mean all shares of Common Stock issued (or pursuant to Paragraph 6(c)(iii), deemed to be issued) by the Company after the Original Issue Date, other than Common Stock issued or issuable:

(A)                              upon conversion of Series C Preferred Stock;

(B)                                to officers, directors, employees of and service providers to the Company pursuant to plans and arrangements approved by the Board of Directors;

(C)                                as a dividend or other distribution on the Series A Preferred Stock or on the Series C Preferred Stock or any event for which adjustment is made pursuant to Paragraph 6(d), (e) or (f);

(D)                               upon the exercise or conversion of outstanding options or warrants; or

(E)                                 by way of dividend or other distributions on securities referred to in these clauses (A), (B), (C), (D) and (E).

                                (ii) NO ADJUSTMENT OF CONVERSION PRICE. No adjustment in the Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Company is less than the Conversion Price in effect immediately prior to such issue.

                                (iii) DEEMED ISSUE OF ADDITIONAL SHARES OF COMMON STOCK. If the Company at any time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of any holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options for Convertible Securities, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(A)                                              no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock issued upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(B)                                                if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease, becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(C)                                                upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                                (i) in the case of Convertible Securities or Options for Common Stock, the only additional shares of Common Stock issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities, and the consideration received therefor was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion, or exchange, and

                                (ii) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options and the consideration received by the Company for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

(A)                              no readjustment pursuant to clause (B) or (C) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date, and no readjustment shall affect Common Stock issued on conversion of Series C Preferred Stock prior to such readjustment; and

(B)                                in the case of any Options which expire by their terms not more than 90 days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options.

                                (iv) ADJUSTMENT OF CONVERSION PRICE UPON ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK. If the Company issues Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Paragraph 6(c)(iii)) without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issue, to a price equal to the Effective Price (as defined below) of such Additional Shares of Common Stock. The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or under Paragraph 6(c)(iii) deemed to have been issued or sold, into the aggregate consideration received, or under Paragraph 6(c)(iii) deemed to have been received, by the Company for such Additional Shares of Common Stock.

                                (v) DETERMINATION OF CONSIDERATION. For purposes of this Paragraph  6(c), the consideration received by the Company for the issue of any Additional Shares of Common Stock shall be computed as follows:

                                (1) CASH AND PROPERTY: Such consideration shall:

(A)                              insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company prior to amounts paid or payable for accrued interest or accrued dividends and prior to any commissions or expenses paid by the Company;

(B)                                insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(C)                              if Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

                                (2) OPTIONS AND CONVERTIBLE SECURITIES. The consideration per share received by the Company for Additional Shares of Common Stock deemed to have been issued pursuant to Paragraph 6(c)(iii), relating to Options and Convertible Securities, shall be determined by dividing

                                (x) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Option or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                                (y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                                (d) ADJUSTMENTS FOR STOCK DIVIDENDS, COMBINATIONS OR SPLITS. If the outstanding shares of Common Stock are subdivided, by stock split or otherwise, into a greater number of shares of Common Stock, or if the Company shall declare or pay any dividend on the Common Stock payable in shares of Common Stock, then the Conversion Price in effect prior to such event shall be proportionately decreased upon the occurrence of such event. If the outstanding shares of Common Stock are combined or consolidated, by reclassification, reverse stock split or otherwise, into a lesser number of shares of Common Stock, then the Conversion Price in effect prior to such event shall be proportionately increased upon the occurrence of such event.

                                (e) ADJUSTMENTS FOR OTHER DISTRIBUTIONS. If the Company fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities of the Company other than shares of Common Stock (excluding any distribution in which the Series C Preferred Stock participates on an as-converted basis, and any distribution for which adjustment is otherwise made pursuant to this Paragraph 6), then in each such case provision shall be made so that the holders of Series C Preferred Stock receive upon conversion, in addition to the Common Stock issuable upon conversion of their shares, the property or other securities of the Company which they would have received had their shares of Series C Preferred Stock been converted into Common Stock immediately prior to such event and had they thereafter retained such securities, subject to all other adjustments called for during such period under this Paragraph 6.

                                (f) ADJUSTMENTS FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If the Common Stock is changed into the same or different number of shares of any other class or series of stock, whether by capital reorganization, reclassification or otherwise (other than an event treated under Paragraph 5 as a liquidation, dissolution or winding up, and other than a stock dividend, combination, split or other event for which adjustment is made pursuant to Paragraph 6(d)), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be adjusted such that the Series C Preferred Stock shall be convertible into, in lieu of the Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or series of stock equivalent to the number of shares of Common Stock that the holders would have been entitled to receive upon conversion of their Series C Preferred Stock immediately prior to such reclassification or capital reorganization.

                                (g) NO IMPAIRMENT. The Company will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this Paragraph 6 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series C Preferred Stock against impairment.

                                (h) CERTIFICATE AS TO ADJUSTMENTS. The Company shall promptly compute each Conversion Price adjustment and provide each holder of the Series C Preferred Stock a certificate describing such adjustment and showing in detail the facts upon which such adjustment is based. If requested in writing by any holder of Series C Preferred Stock, the Company shall provide such holder a certificate describing any Conversion Price adjustments, the current Conversion Price and the amount of Common Stock or other property issuable upon conversion. (i) NOTICES OF RECORD DATE. If the Company shall propose at any time:

                                (i) to declare any dividend or distribution upon its Common Stock other than a distribution payable solely in Common Stock;

                                (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

                                (iii) to effect any reclassification or recapitalization of its Common Stock; or

                                (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up; then, in connection with each such event, the Company shall send to the holders of the Series C Preferred Stock:

                                (1) at least 20 days’ prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above; and

                                (2) in the case of the matters referred to in (iii) and (iv) above, at least 20 days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

                                Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to the holders of Series C Preferred Stock at the address for each such holder as shown on the books of this Company.

                7. NO REISSUANCE. No shares of Series C Preferred Stock acquired by the Company by reason of redemption, purchase or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Company shall be authorized to issue.

                8. DEFINITIONS. As used in this Resolution, the following terms have the following meanings:

                                (a) The term “Common Stock” shall mean the class of stock designated as the common stock of the Company at the date of the adoption of this Resolution or any other class of stock resulting from successive changes or reclassifications of the common stock.

                                (b) The term “Parity Stock” means (y) as used in Paragraph 4, above, the Series A Non-Voting Convertible Redeemable Preferred Stock, the Series B Non-Voting Preferred Stock, any class or series of stock of the Company hereafter authorized or issued ranking on a parity with the Series C Preferred Stock in the payment of dividends, and (z) as used in Paragraph 5, above, any class or series of stock of the Company hereafter authorized or issued ranking on a parity with the Series C Preferred Stock in the distribution of assets on any liquidation, dissolution or winding up of the Company.

                                (c) The term “Prior Stock” means (y) as used in Paragraph 4, above, any class or series of stock of the Company hereafter authorized or issued which has preference or priority in the payment of dividends over the Series C Preferred Stock, and (z) as used in Paragraph 5, above, any class or series of stock of the Company hereafter authorized or issued which has preference or priority over the Series C Preferred Stock in the distribution of assets on any liquidation, dissolution or winding up of the Company.

                                (d) The term “Junior Stock” means, as used in Paragraph 5, above, any class or series of stock of the Company (other than the Common Stock) hereafter authorized or issued over which the Series C Preferred Stock has preference or priority in the distribution of assets on any liquidation, dissolution or winding up of the Company.

RESOLVED FURTHER, that the President and the Secretary are hereby authorized and directed to execute and file a Certificate of Determination in accordance with the foregoing resolutions and provisions of California law.”

                IN WITNESS WHEREOF, the undersigned have executed this certificate this       day of August,  2002.

Anita M. Robinson, President

Roxanne M. Carr, Secretary

                The undersigned declare under penalty of perjury that the matters set forth in the foregoing Certificate of Determination are true and correct of their own knowledge.

                Executed at San Luis Obispo, California on August   , 2002.

Anita M. Robinson

Roxanne M. Carr